Exhibits 5 and 8



                                                             New York, New York
                                                                October 8, 1999


Grand Court Lifestyles, Inc.
2650 North Military Trail, Suite 350
Boca Raton, Florida 33431



Gentlemen/Mesdames:

          We are counsel to Grand Court Lifestyles, Inc., a Delaware corporation (the "Corporation"), in connection with the filing by the Corporation of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $15,000,000 aggregate principal amount of the Corporation's 11% Series A Exchange Notes Due December 15, 2005 (the "Notes"), in connection with an offer by the Corporation to exchange the Notes (the "Exchange Offer") for any and all of the Corporation's outstanding 11% Series A Notes Due December 15, 2005, of which an aggregate of $15,000,000 principal amount is outstanding, all as described in the Registration Statement.

          Subject to the qualifications hereinafter expressed, we are of the opinion that the Notes, when issued and sold as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Corporation.

          We are further of the opinion that the information contained in the Registration Statement under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" constitutes an accurate description, in general terms, of the indicated federal income tax consequences to holders of the Notes as with respect to the Exchange Offer.

          We are members of the bar of the State of New York and do not hold ourselves out as experts on the laws of any other state. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5 and 8 to the Registration Statement and to the references to our firm contained therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP